The Mexico Fund 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$296.09	Daily Average Number of Shares Traded[2]	81,269
NAV per share[1]	$20.53	Outstanding Shares[3]	14,420,065
Closing price[2]	$16.65	Expense Ratio (10/31/2024)	1.35%
Discount	18.90%	Portfolio Turnover (10/31/2024)	13.72%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	Dec – 08[4]
MXF Market Price	7.21%	29.96%	-1.35%	7.19%	16.01%	2.33%	7.75%
MXF NAV	5.49%	25.36%	-3.77%	7.86%	16.77%	3.50%	7.75%
MSCI Mexico Index	4.41%	28.02%	-1.53%	7.88%	16.67%	2.79%	6.23%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.

2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.

3 During May 2025, the Fund repurchased 46,684 shares.

4 On January 1, 2009, the current portfolio management team began managing the Fund´s portfolio.

Top Ten Holdings (62.32% of Net Assets)
1 Fomento Económico Mexicano	11.11%	6 Cemex	4.15%
2 Grupo Financiero Banorte	11.02%	7 Grupo Aeroportuario del Pacífico	3.49%
3 Wal-Mart de México	9.74%	8 Arca Continental	3.34%
4 Grupo México	8.50%	9 Kimberly-Clark de México	3.23%
5 América Móvil	4.56%	10 Gruma	3.18%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered positive returns during May 2025. The MSCI World Index and the MSCI Emerging Markets Index increased by 5.7% and 4.0%, respectively, during the month. On global monetary policy, the Federal Reserve maintained its overnight interest rate unchanged at a range between 4.25% and 4.50%, while the Bank of England decreased its target interest rate by 25 basis points to 4.25%. The DJIA and the S&P 500 increased 3.9% and 6.2%, respectively, while the yield on the 10-year Treasury note increased 24 basis points to 4.40% and the U.S. dollar depreciated 0.1% (measured by the DXY Index5) during May 2025. In Mexico, the MSCI Mexico Index increased 4.4% and the Mexican peso appreciated 0.9% during the month, to Ps. $19.44, whereas the Fund’s NAV increased 5.5%, outperforming its benchmark.

Regarding tariffs, in April 2025, the U.S. imposed a 25% general tariff on auto parts; however, on May 20, 2025, the U.S. implemented a measure to reduce import tariffs on automobiles from Mexico and Canada, provided they meet the requirements set forth in the United States-Mexico-Canada Agreement (USMCA), to an estimated average tariff of around 15%. Additionally, on May 29, 2025, the U.S. Court of International Trade ruled that Mr. Trump´s broad tariffs were illegal, while hours later the U.S. Court of Appeals temporarily reversed the lower court's decision. This last ruling allows the tariffs to remain in effect while the case is under review. Relevant parties have until June 9 to present arguments. Lastly, on June 4, 2025, Mr. Trump doubled the tariffs on steel and aluminum imports to 50%.

In local news, Mexico´s Central Bank (“Banxico”) decreased its reference interest rate by 50 basis points to 8.50%. Mexico´s official GDP reported an annual increase of 0.8% during the first quarter of 2025.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.